Exhibit 10.05

FORM OF ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is made as of June 17, 2021 (the “Effective Date”), by and between Rafael Holdings, Inc., a Delaware corporation (“Buyer”) and each of A. Joseph Stern (“Stern”), an individual residing at [____________] and Aaron Drillick, an individual residing at [____________] (each of Stern and Aaron Drillick (“Drillick”), a “Seller” and, together, the “Sellers”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in that certain Agreement and Plan of Merger, by and among Rafael Holdings, Inc., Pharma, RH Merger I, Inc., a Delaware corporation, and RH Merger II, LLC, a Delaware limited liability company (the “Merger Agreement”).

RECITALS

WHEREAS, the Sellers owns membership interests (the “Interests”) representing one-third of the membership interests in Altira Capital & Consulting, LLC, a New Jersey limited liability company (“Altira”) and thereby an equivalent one-third interest in that certain Royalty Agreement dated January 31, 2007 among Altira, Robert Shorr, Robert Rodriguez and Pharma, (the “Royalty Agreement”);

WHEREAS, Stern owns eighty-five percent (85%) of the Interests (the “Stern Interest”) and Drillick owns fifteen percent (15%) of the Interests (the “Drillick Interest”);

WHEREAS, each Seller desires to sell, and Buyer desires to purchase the Interests at the Closing on the terms and conditions set forth herein (the “Transaction”); and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate” means any Person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition only, the term “control” means the possession, directly or indirectly, of the then present right to vote more than fifty percent (50%) of the equity or elect more than fifty percent (50%) of the directors (or Persons of similar position), whether through ownership of securities, by contract or otherwise.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” shall have the meaning ascribed thereto in Section 6.2.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Knowledge” or “knowledge” means the actual knowledge of any Party.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitutional provision, law, ordinance, principle of common law, rule, regulation, statute, treaty, or interpretation of any Governmental Body.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Parties” means Buyer, each Seller, Altira and Pharma and “Party” shall refer to any one of Buyer, either Seller, Altira or Pharma, as applicable.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

ARTICLE II

SALE AND TRANSFER OF INTEREST; CLOSING

Section 2.1 Sale of the Interest. Subject to the terms and conditions of this Agreement, effective as of immediately prior to the consummation of the Mergers under the Merger Agreement (the “Closing”), Sellers will sell and transfer to Buyer free and clear of all Encumbrances, and Buyer will purchase from Seller, the Interests.

Section 2.2 Purchase Price. The purchase price for the Interests shall be THIRTY MILLION DOLLARS ($30,000,000.00) payable in immediately available funds at the Closing as follows: (a) TWENTY-FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($25,500,000.00) payable to Stern, and (b) FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00) payable to Drillick. The payments payable by Buyer pursuant to this Section 2.2 shall be paid by wire transfer of immediately available funds in US dollars to the bank accounts previously designated by the Sellers in writing. With respect to each of the payments to be made by Buyer to Seller pursuant to this Section 2.2, Buyer shall deliver to Seller all such documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Sellers may reasonably request, in form and substance reasonably satisfactory to Sellers, duly executed by Buyer.

Section 2.3 Closing. The consummation of the Transaction will take place at the Closing at the offices of Buyer at 520 Broad Street, Newark, NJ, or at such other place and method as the Buyer and Sellers may agree (including exchange of counterpart signatures via overnight mail, fax or email).

Section 2.4 Closing Obligations. At the Closing:

(a) Each Seller will deliver to Buyer a Membership Interest Transfer Power for the transfer of the Interest to Buyer, attached hereto as Exhibit A.

(b) Buyer will deliver to Seller all such other documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Seller may reasonably request, in form and substance reasonably satisfactory to Sellers, duly executed by Buyer.

(c) Sellers will deliver to Buyer all such other documents, certificates, agreements, instruments, third party consents, opinions and certificates in connection with the contemplated transaction herein reasonably required or as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer, duly executed by Sellers.

Section 2.5 Conditions to Closing. The obligations of Buyer and Sellers to consummate the Transaction are subject to and conditional on the occurrence of the Closing pursuant to the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller separately (but not jointly) represents and warrants to Buyer, and acknowledges that Buyer is entering into this Agreement in reliance thereon, as follows:

Section 3.1 Authority. Such Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions.

Section 3.2 No Conflict. The execution, delivery and performance of this Agreement by such Seller will not directly or indirectly (a) result in the imposition of any Encumbrance against, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest, (b) contravene, conflict with or result in the breach of any provision of any contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of such Seller, or (c) give any Governmental Body or other Person the right to challenge Buyer’s acquisition of, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest, or to exercise any remedy or obtain any relief with respect thereto.

Section 3.3 Ownership of Interest. Such Seller is the lawful owner, beneficially and of record, of, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest, free and clear of all Encumbrances. In the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest, is fully paid and was issued in compliance with all Legal Requirements. Such Seller owns one hundred percent (100%) of, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest. No other person, firm or corporation has any interest whatsoever in any of, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest. The sale of, in the case of Stern, the Stern Interest, and, in the case of Drillick, the Drillick Interest, vests title to each such portion of the Interests in Buyer directly, free of any Encumbrances.

Section 3.4 Legal Proceedings. No action, suit or proceeding before any court or Governmental Body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation has been instituted or, to such Seller’s knowledge, threatened.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, and acknowledges that Sellers is entering into this Agreement in reliance thereon, as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full power and authority under its Organizational Documents, and applicable Legal Requirements to execute and deliver this Agreement, and other agreements contemplated hereby or which are ancillary hereto.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and its successors and permitted assigns, enforceable against such in accordance with its terms.

(b) Neither the execution nor delivery of this Agreement by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the contemplated Transactions pursuant to (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer is subject prior to Closing; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound prior to Closing.

ARTICLE V

TERMINATION

Section 5.1 This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

ARTICLE VI

INDEMNIFICATION; REMEDIES

Section 6.1 Survival, Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the closing of the Transaction. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by (a) any investigation conducted, or (b) any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the closing of the Transaction, in each case with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 6.2 Indemnification of Buyer. Each Seller severally (but not jointly) will indemnify and hold harmless Buyer and its respective officers, directors, stockholders and Affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages payable to any third party), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by such Seller in this Agreement, or any other certificate or document delivered by such Seller pursuant to this Agreement;

(b) any breach by such Seller of any covenant or obligation of such Seller in this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller (or any Person acting on its behalf) in connection with this Agreement.

Section 6.3 Indemnification of Sellers. Buyer will indemnify and hold harmless each Seller and its respective officers, directors, stockholders and Affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement, or any other certificate or document delivered by Buyer pursuant to this Agreement;

(b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with this Agreement.

Section 6.4 Procedures for Indemnification -Third Party Claims.

(a) Promptly after receipt by a Buyer Indemnified Person or Seller Indemnified Person (each, an “Indemnified Person”) under Section 6.2 or Section 6.3, respectively, of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party, give notice to such indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the failure to give such notice.

(b) If any Proceeding referred to in Section 6.2 or Section 6.3 is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it requests in writing to the Indemnified Party (unless (i) it is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person (not to be unreasonably withheld). If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the indemnifying party of the commencement of any Proceeding and it does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) The indemnifying party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

Section 6.5 Procedure for Indemnification-Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the indemnifying party.

Section 6.6 Certain Limitations.

Notwithstanding anything to the contrary, the aggregate maximum liability of Buyer and of Seller for all claims arising under this Agreement at law or in equity, including for indemnification under Section 6.2 or Section 6.3, as applicable, or other breach of this Agreement or action between Buyer and Seller, but excluding indirect damages payable by an Indemnified Person to a third party in connection with damages for which an indemnifying party is responsible pursuant to Sections 6.2 or 6.3 above, will not exceed the Purchase Price, together with interest equal to ten percent (10%) per annum, compounded monthly, based upon a 360 day year.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Section 7.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email addresses set forth below (or to such other addresses as the addressee Party may designate by notice to the other Parties):

Sellers:

A. Joseph Stern

[____________]

[____________]

Aaron Drillick

[____________]

[____________]

Buyer:

Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102

Attention: Menachem Ash, General Counsel

Altira:

Altira Capital & Consulting, LLC

[____________]

[____________]

Pharma:

Rafael Pharmaceuticals, Inc.

1 Duncan Drive

East Windsor, NJ 08512

Attention: Sanjeev Luther

Section 7.3 Arbitration. Any dispute between or among any of the Parties shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in Newark, New Jersey. In such arbitration: (a) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement and (b) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court (state or federal) having jurisdiction may enter a judgment on the award. Each Party shall bear its/his own costs of participating in any arbitration proceedings. In the event Buyer fails to make the payments (if required) to Sellers in accordance with Article II of this Agreement and Sellers bring and Sellers prevail in any arbitration proceeding relating thereto, Sellers shall be entitled to its legal fees for such proceeding.

Section 7.4 Further Assurances. Each Party agrees (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as another Party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 7.5 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party as to which such waiver or renunciation is sought; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 7.6 Entire Agreement; Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Parties.

Section 7.7 Assignments, Successors, and no Third-party Rights. Neither Buyer nor any Seller may assign any of its rights or obligations under this Agreement without the prior consent of the Buyer and such Seller (except that Buyer may make such assignment to any of its subsidiaries without the requirement of such consent); it being understood and agreed that each Seller shall be entitled at all times to assign its right to receive any or all amounts that from time to time may be owed to each Seller to one or more Person(s) as such Seller may designate in a writing to the Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

Section 7.8 Severability. The invalidity or unenforceability of any provision herein shall not affect the validity or enforceability of any other provision herein. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

Section 7.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 7.10 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 7.11 Counterparts; Format. This Agreement may be executed in one or more identical counterparts, and delivered via facsimile or e-mail (PDF format) transmission, each of which will be deemed to be an original and, which taken together, shall be deemed to constitute the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Buyer: RAFAEL HOLDINGS, INC.

Name: David Polinsky
Title: Chief Financial Officer

Sellers:

A. Joseph Stern

Aaron Drillick

[Signature Page to Acquisition Agreement]

EXHIBIT A

Membership Interest Transfer Power